EXHIBIT 10.5
WAFERGEN BIO-SYSTEMS, INC.

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”), dated as of October 30, 2009 (the “Effective Date”), is between WaferGen Bio-systems, Inc. (the “Company”) and Mona Chadha (“Executive”).

I.	POSITION AND RESPONSIBILITIES

A.           Position.  Executive is employed by the Company to render services to the Company in the position of Executive Vice President of Marketing and Business Development and Interim Chief Operating Officer.  Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company.  Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

B.           Other Activities.  Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

C.           No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

D.           Goals and Objectives.  The Company’s Board of Directors and/or the Compensation Committee of the Company’s Board of Directors will establish, on an annual basis, appropriate goals and objectives by which Executive’s performance will be evaluated.  In establishing such goals and objectives, the Company’s Board of Directors and/or the Compensation Committee of the Company’s Board of Directors shall request input from the Executive regarding such goals and metrics.

II.	COMPENSATION AND BENEFITS

A.           Base Salary and Bonus.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Two Hundred Twenty Five Thousand Dollars ($225,000) per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.  Executive also will be eligible to earn a bonus of up to 40% of Executive’s Base Salary based on achieving individual objectives and the Company achieving specific objectives as determined by the Company (the “Bonus”).  In addition, with respect to fiscal year 2009 only, Executive shall receive the following supplemental payments: (i) within three days following Executive’s execution of this Agreement, Executive shall receive a payment in the amount of $16,575.71, less applicable withholdings, and (ii) Executive shall receive an additional payment in the amount of $16,575.71, less applicable withholdings, at the same time that the Company pays the December 15, 2009 regular payroll (the “Supplemental 2009 Payments”).  The Supplemental 2009 Payments are, in the aggregate, equal to the differential between the Base Salary rate and the salary payments received by Executive for the period from March 20, 2009 and October 29, 2009, less applicable withholdings.  The Supplemental 2009 Payments are provided in consideration of Executive’s signing of this Agreement, and are not contingent upon Executive’s continued employment with the Company.

B.           Benefits.  Executive shall be eligible to participate in the benefits made generally available by the Company to its senior officers, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

C.           Expenses.  The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

III.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A.           At-Will Termination by Company.  Executive’s employment with the Company shall be “at-will” at all times.  The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

B.           Severance.  Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), in the event that the Company terminates Executive’s employment or Executive terminates her employment for Good Reason (as defined in Section VB below), which termination, in each case, constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder, Executive will be eligible to receive the following severance benefits (“Severance”):

1.           Equity Acceleration. Any unvested Company stock options granted to Executive shall become fully vested and shall be exercisable as of the effective date of an executed release agreement (as described below);

2.           Cash Payments Based on Salary Amount.  Executive will be eligible to receive an amount equal to one of the following (as applicable): (i) in the event Executive’s termination occurs prior to the twelve (12) month anniversary of the Effective Date and not within twelve (12) month after the completion of a Change of Control (as defined below), Executive shall receive an amount equal to twelve (12) months of Executive’s then-current Base Salary; (ii) in the event Executive’s termination occurs after the twelve (12) month anniversary of the Effective Date and not within twelve (12) months after the completion of a Change of Control, Executive shall receive an amount equal to six (6) months of Executive’s then-current Base Salary; and (iii) in the event Executive’s termination occurs at any time within twelve (12) months after the completion of a Change of Control, Executive shall receive an amount equal to twelve (12) months of Executive’s then-current Base Salary.

(a)           The amount payable pursuant to Sections IIIB.2(i) or 2(ii) shall be payable in the form of salary continuation (“Salary Continuation Payments”) on the Company’s regular payroll dates (each such payment date, a “Severance Payment Date”); provided, however, that Salary Continuation Payments shall not begin until the first regularly-scheduled pay day following the effective date of an executed release agreement (as described below).  Upon such initial payment date, the Company shall pay to Executive that portion of the Salary Continuation Payments which Executive would have received but for the delay in payment related to the effectiveness of the release.  The Salary Continuation Payments shall be paid in full no later than the end of the second year following the year in which the termination occurs. Notwithstanding the foregoing, Salary Continuation Payments shall be reduced by any remuneration paid to Executive because of Executive’s employment or self-employment during the Severance Period (as defined below), and Executive shall promptly report all such remuneration to the Company in writing.   The period during which Executive continues to receive Salary Continuation payments is defined as the “Severance Period.”  Executive’s eligibility for the Salary Continuation is conditioned on Executive’s agreement not to compete with the Company, or its successors or assigns, during the Severance Period.  If Executive engages in any business activity that directly competes with the Company’s business as of the date of Executive’s termination of employment (unless such activity is otherwise consented to by the Company in writing), all Severance payments and other benefits set forth herein immediately shall cease.  Currently the Company is focused on the gene expression and genotyping segments of the genetic analysis marketing.  However, the parties acknowledge and agree that the Company’s business at the time of any termination of Executive’s employment may be different than, or more expansive than, its business as of the date of this Agreement.

(b)           The amount payable pursuant to Section IIIB.2(iii) shall be paid in the form of a lump sum payment.  The lump sum payment will be made at the first regularly-scheduled pay day following the effective date of an executed release agreement (as described below).

3.           Pro-Rated Bonus Cash Payments.

(a)           In the event Executive’s termination does not occur within twelve (12) months after a Change in Control, Executive will be eligible to receive a pro-rated Bonus, in such amount as determined following the end of the year to which the Bonus relates based on the actual achievement of the applicable performance goals for such year, pro-rated based on the number of days Executive is employed with the Company during such year. Any Bonus payable pursuant to this Section IIIB.3(a) shall be paid in equal installments distributed among each remaining Severance Payment Date; provided that, if no further Severance Payment Dates remain following the calculation of the pro-rated Bonus amount, such Bonus shall be paid in a lump sum amount as soon as reasonably practicable thereafter, but no later than the end of the second year following the year in which the termination occurs.

(b)            In the event Executive’s termination occurs within twelve (12) months after a Change in Control, Executive will instead be eligible to receive a pro-rated portion of the maximum Bonus amount (i.e., a pro-rated portion of 40% of Base Salary).  Such Bonus amount shall be paid in the form of a lump sum payment at the first regularly-scheduled pay day following the effective date of an executed release agreement.

4.           COBRA Payments. If Executive elects to continue her medical coverage under COBRA, the Company shall pay the premiums for Executive’s COBRA coverage until the earlier of (a) the date Executive ceases to receive Salary Continuation Payments, (b) twelve (12) months following the date of termination of employment, or (c) the date Executive becomes eligible for coverage under another employer’s health plan.

5.           Outplacement Services.  Executive shall also receive reasonable executive outplacement services at the Company’s expense, in an amount not to exceed $10,000, for a period of twelve (12) months or until Executive secures comparable employment (whichever is earlier).

Executive’s eligibility for the foregoing Severance payments and benefits is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A within sixty (60) days of the date of termination.  The release agreement will not be effective until the expiration of the seven-day revocation period referred to in the release agreement. Executive shall not be entitled to any Severance payments or benefits if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section IV below) or if Executive’s employment is terminated by Executive other than for Good Reason.

IV.	OTHER TERMINATIONS BY COMPANY

A.           Termination for Cause.  For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.  The Company may terminate Executive’s employment For Cause at any time, without any advance notice.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

B.           By Death.  Executive’s employment shall terminate automatically upon Executive’s death.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing.  Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C.           By Disability.  If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

V.           TERMINATION BY EXECUTIVE

A.           At-Will Termination by Executive.  Executive may terminate employment with the Company at any time for any reason or no reason at all.

B.           Termination for Good Reason.  Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within ninety days (90) of the event constituting Good Reason and provides the Company with a period of thirty (30) days to cure the Good Reason and the Company fails to cure the Good Reason within that period.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of either of the following events if the event is effected by the Company without the consent of Executive:  a material reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; or a relocation of Executive’s principal place of employment by more than fifty (50) miles, which increases Executive’s commuting distance.

C.           “Change of Control.”  For purposes of this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent of the total combined voting power of the outstanding securities of the Company.

VI.	TERMINATION OBLIGATIONS

A.           Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B.           Resignation and Cooperation.  Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

VII.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A.           Proprietary Information Agreement.  Executive agrees that Executive is bound by the terms of the Company’s Proprietary Information and Inventions Agreement previously executed by Executive, a copy of which is attached as Exhibit B (“Proprietary Information Agreement”).

B.           Non-Solicitation.  Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information.  During the term of Executive’s employment and for one year thereafter, in addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment, or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which Executive obtained confidential information during her employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition.

C.           Non-Disclosure of Third Party Information.  Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

VIII.	ARBITRATION

Executive agrees to sign and be bound by the terms of the Company’s Arbitration Agreement, which is attached as Exhibit C.

IX.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

X.           ASSIGNMENT; BINDING EFFECT

A.           Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B.           Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

XI.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

WaferGen Bio-systems, Inc.
46531 Fremont Blvd.
Fremont, CA 94538
Attention:  Alnoor Shivji

Executive’s Notice Address:

Mona Chadha
34434 Calgary Terrace
Fremont, Ca, 94555

XII.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIII.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive.  Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service.    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s termination (other than due to death), then the severance benefits payable to Executive under this Agreement, if any, that may be considered deferred compensation under Section 409A of the Code (the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination shall accrue during such six (6) month period and shall become payable, without interest, in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment (any such delay required, the “Specified Employee Delay”).  All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment.  Notwithstanding anything herein to the contrary, if Executive dies following her termination but prior to the six (6) month anniversary of her termination, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment.  Notwithstanding anything to the contrary in this Agreement, but subject to the Specified Employee Delay, if applicable, in the event that any Bonus payable as severance pursuant to Section IIIB.3 would otherwise constitute Deferred Compensation Separation Benefits, such Bonus shall be paid no later than 2.5 months following the end of the year in which Executive’s termination occurs.

XIV.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XV.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XVI.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to Exhibits B and C, shall survive the termination of employment and the termination of this Agreement.

XVII.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XVIII.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XIX.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Executive Proprietary Information and Inventions Agreement attached as Exhibit B, the Arbitration Agreement attached as Exhibit C, and the Stock Plan and Stock Option Agreement of the Company).  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XX.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

WaferGen Bio-systems, Inc.	Mona Chadha

Signature	Signature

Title
Date

Date

EXHIBIT A

Form of Release

Mona Chadha (“You”) and WaferGen Bio-systems, Inc. (the “Company”) have agreed to enter into this Release Certificate on the following terms:

Within ten (10) days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive severance benefits in accordance with the terms of the Executive Employment Agreement (“Agreement”).

In return for the consideration described in the Agreement, you and your representatives completely release the Company, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the “Released Parties”) from all claims of any kind, known and unknown,1 which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”).  By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, or any other comparable state or local law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys’ fees.  The parties intend for this release to be enforced to the fullest extent permitted by law.  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers' compensation or unemployment insurance benefits.  You agree not to file or initiate any lawsuit concerning the Released Claims.  You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection.  Therefore, you acknowledge the following:  (a) you have had 21 days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to WaferGen Bio-systems, Inc., 46531 Fremont Blvd., Fremont, CA 94538, Attention: CEO; and that (d) this Release Certificate shall not become effective or enforceable and no severance benefits shall be provided until the 7-day revocation period has expired.

1 You further agree that because this Release Certificate specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this release.  Section 1542 of the California Civil Code states as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The parties agree that this Release Certificate and the Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Agreement as having continued effect.  It is agreed that this Release Certificate shall be governed by the laws of the State of California.  If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

Please note that this Release Certificate may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Agreement.

Date: ___________________
Mona Chadha

Date: ___________________
WaferGen Bio-systems, Inc.